EXHIBIT 5.2

October 24, 2014

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Re:                             Consolidated Communications Holdings, Inc. - Post Effective Amendment No. 2 on Form S-8 to Registration Statement on Form S-4 (Registration No. 333-198000)

Ladies and Gentlemen:

We have acted as counsel for Consolidated Communications Holdings, Inc., a Delaware corporation (the “Company”), in connection with the Company’s filing with the Securities and Exchange Commission of Post-Effective Amendment No. 2 on Form S-8 (the “Amendment”) to its Registration Statement on Form S-4 (Registration No. 333-198000), which was declared effective on August 22, 2014 (the “Registration Statement”).  The Registration Statement covers the shares of common stock, par value $.01 share, of the Company (the “Shares”) to be issued in connection with the merger of a wholly owned subsidiary of the Company with Enventis Corporation, which occurred on October 16, 2014 and resulted in Enventis Corporation becoming a wholly owned subsidiary of the Company.  The Amendment covers the Shares that are issuable under the Hickory Tech Corporation 1993 Stock Award Plan (the “Plan”) after the merger date.  This opinion letter supplements our opinion which was filed as Exhibit 5.1 to the Registration Statement.

In connection with our opinion, we have considered such questions of law and have examined such documents as we have deemed necessary for the purpose of this opinion.  Upon the basis of such examination, it is our opinion that the Shares have been duly authorized and reserved for issuance and, when issued in accordance with the Plan, will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the General Corporation Law of the State of Delaware, and we express no opinions with respect to the laws of any other jurisdiction.  The opinion expressed in this opinion letter is as of the date of this opinion letter only and as to laws covered hereby only as they are in effect on that date, and we assume no obligation to update or supplement such opinion to reflect any facts or circumstances that may come to our attention after that date or any changes in law that may occur or become effective after that date.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Sincerely,

SCHIFF HARDIN LLP

By:	/s/ Lauralyn G. Bengel
Lauralyn G. Bengel